EXHIBIT 18.1

PREFERABILITY LETTER OF ERNST & YOUNG LLP

Board of Directors
Polo Ralph Lauren Corporation
650 Madison Avenue
New York, NY

Dear Members of the Board of Directors,

Note 2 to the Condensed Consolidated Financial Statements of Polo Ralph Lauren Corporation (the Company) included in its Form 10-Q for the fiscal period ended July 2, 2011 describes a change to eliminate the financial reporting lag for its international subsidiary in Japan to align with the Company’s fiscal year-end. There are no authoritative criteria for determining a preferable method based on the particular circumstances; however, we conclude that such change in the method of accounting is to an acceptable alternative method which, based on your business judgment to make this change and for the stated reasons, is preferable in your circumstances. We have not conducted an audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) of any financial statements of the Company as of any date or for any period subsequent to April 2, 2011, and therefore we do not express any opinion on any financial statements of the Company subsequent to that date.

Very truly yours,

/s/  Ernst & Young LLP

New York, New York
August 11, 2011